As filed with the Securities and Exchange Commission
                                on June 21, 2002

                           Registration No. 000-26749


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               AMENDMENT NO. 1 on
                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                   NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)


                    Delaware                                 11-2581812
           State or other jurisdiction of               (I.R.S. Employer
           incorporation or organization)               Identification No.)

                26 Harbor Park Drive, Port Washington, NY, 11050
                    (Address of Principal Executive Offices)



If this form relates to the                     If this form relates to the
registration of a class of                      registration of a class of
securities pursuant to                          securities pursuant to Section
Section 12(b) of the Exchange                   12(g) of the Exchange Act and
Act and is effective upon filing                is effective pursuant to General
pursuant to General Instruction A(d),           Instruction A(c), check the
check the following box. [ ]                    following box. [ X]



        Securities to be registered pursuant to Section 12(b) of the Act

Title of Each Class to be registered:

--------------------------------------------------------

Name of each exchange on which each class is to be registered:

---------------------------------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:

                     Common Stock, par value $.001 per share

                                (Title of class)

                                EXPLANATORY NOTE


     Effective February 15, 2002, National Medical Health Card Systems, Inc. (the "Registrant") was reincorporated in the State of Delaware from the State of New York. The reincorporation was accomplished by merging the existing New York corporation into a wholly owned Delaware subsidiary. Following the merger, the Delaware corporation was the surviving corporation and its name remained "National Medical Health Card Systems, Inc." This Amendment No. 1 to Registration Statement on Form 8-A amends the Registrant's prior description of its common stock registered under the Securities Exchange Act of 1934 as follows:

Item 1.  Description of Registrant's Securities to be Registered.

A.  GENERAL

     The Registrant's Certificate of Incorporation authorizes the issuance of 25,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of Preferred Stock, per value $.10 per share. The Certificate of Incorporation and By-laws that became effective upon the reincorporation are exhibits to the Registrant's Definitive Proxy Statement, which was filed with the SEC on December 21, 2001.

B.  COMMON STOCK

     Voting Rights. Holders of common stock are entitled to one vote for each share held on each matter properly submitted to the stockholders for their vote. Holders of common stock are not entitled to cumulative voting rights. The Registrant's Certificate of Incorporation requires a special vote to repeal or amend Article Ninth of the Certificate of Incorporation (relating to classification of the Board, the filling of vacancies, and the removal of directors without cause), Article Eighth (relating to action by written consent and power to cause a special meeting of stockholders to be called), and Article Seventh (relating to By-Law provisions regarding the calling of special meetings of shareholders, election and removal of Directors, and adoption and amendment of By-Laws). The vote required in each such case is either (a) a majority of the Continuing Directors (as such term is defined in the Certificate of Incorporation) plus the vote of shareholders required by the Delaware General Corporation Law (the "GCL"), or (b) the affirmative vote of (i) eighty percent (80%) of the outstanding Common Shares voting as a single class, and (ii) if an Interested Stockholder (defined in the next sentence) proposes such amendment (ether directly or indirectly), sixty-six and two-thirds percent (66-2/3%) of the outstanding Common Shares that are not beneficially owned by such Interested Stockholder. "Interested Stockholder" means any person, excluding Bert E. Brodsky, the Company's Chairman and CEO (among others), who is the beneficial owner of more than ten percent (10%) of the voting power of the outstanding shares, and any assignee or other successor to the ownership of Common Shares beneficially owned by an Interested Stockholder within the three (3) prior years. In all other matters, the GCL's rules on necessary majorities will control.

     The Registrant's Certificate of Incorporation provides that directors are classified into three classes, to be as nearly equal in number as possible. One class will hold office initially for a term expiring at the 2002 annual meeting; another class will hold office initially for a term expiring at the 2003 annual meeting; and another, for a term expiring at the 2004 annual meeting. At each annual meeting following this initial classification and election, the successors to the class of directors whose terms expire at that meeting will be elected for a term of office to expire at the third succeeding annual meeting after their election and until their successors have been duly elected and qualified.

     Dividends. Holders of common stock may receive dividends when declared by the board of directors. Dividends may be paid in cash, stock or other form. Delaware law generally allows dividends to be paid out of surplus of the Registrant or, if there is no surplus, out of the net profits of the Registrant for the current fiscal year or the prior fiscal year. The directors of the Registrant are prohibited from making distributions to stockholders except in the manner provided by Delaware law. Pursuant to the Registrant's Certificate of Incorporation, the board of directors has the authority to designate a series of preferred stock, the rights and preferences of which may result in the holders of common stock not receiving dividends until the Registrant has satisfied its obligations to holders of such series of preferred stock. Additionally, certain of the Registrant's debt instruments may restrict the payment of cash dividends under certain circumstances.

     Fully Paid. All outstanding shares of common stock are fully paid and non-assessable.

     Other Rights. Holders of Common Stock are not entitled to preemptive rights. Until such time as any shares of preferred stock are issued, if the Registrant liquidates, dissolves or winds up its business, either voluntarily or not, holders of common stock will share equally in the assets remaining after the Registrant pays its creditors.

     Listing. The Registrant's outstanding shares of Common Stock are listed on the Nasdaq National Market under the symbol "NMHC".

C.  DELAWARE LAW AND THE REGISTRANT'S CERTIFICATE OF INCORPORATION
AND BY-LAWS

     There are provisions of the GCL and the Registrant's Certificate of Incorporation and By-Laws that may be deemed to have an anti-takeover effect and may discourage, delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by the Registrant's stockholders.

     The  Registrant  is subject to the  provisions  of Section  203 of the GCL.
Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder", unless the business combination is approved in a manner prescribed in the GCL. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" under the GCL is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. The
Registrant's Certificate of Incorporation contains its own, additional definition of "Interested Stockholder," which applies only for certain transactions and corporate governance matters. See section B, "Common Stock," above.

     The classified board will significantly extend the time required to effect a change in control of the Board of Directors and may discourage hostile takeover bids. It will take at least two annual meetings for even a majority of shareholders to make a change in control of the Board of Directors, because only a minority of the directors will be elected at each meeting. Under Delaware law, directors chosen to fill vacancies on a classified board shall hold office until the next election of the class for which such directors shall have been chosen, and until their successors are elected and qualified. Delaware law also provides that, unless the certificate of incorporation provides otherwise, directors serving on a classified board of directors may be removed only for cause. The Registrant's Certificate of Incorporation also requires the affirmative vote of holders of 80% of the outstanding shares of common stock to remove the directors without cause.

     The Registrant's Certificate of Incorporation provides that stockholders may act only at an annual or special meeting of stockholders and not by written consent. The Registrant's Certificate of Incorporation further provides that special meetings of stockholders may only be called by the Chairman of the Board, the President, or the Secretary within 10 calendar days after the receipt of a written request of a majority of the total number of directors that the Registrant would have if there were no vacancies; stockholders are not permitted to call, or to require that the Board call, a special meeting of stockholders.

Item 2.  Exhibits.

The following exhibits are filed as part of this amendment:


Exhibit
Number   Description of Document

1        Specimen Common Stock Certificate

2        Certificate of Incorporation (1)

3        By-Laws (2)


    -------------


     (1) Incorporated by reference from Exhibit C to the Registrant's Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on December 21, 2001 (File No. 000-26749).

     (2) Incorporated by reference from Exhibit D to the Registrant's Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on December 21, 2001 (File No. 000-26749).

                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                              NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.

                              By:  /s/ Bert E. Brodsky
                                       Bert E. Brodsky, Chairman of the Board



Dated:  June 21, 2002

                                                                      EXHIBIT 1
                                      NMHC

                                 COMMON SHARES

                   NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
              INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

                                SEE REVERSE FOR
                              CERTAIN DEFINITIONS

                                                               CUSIP 636918 30 2

THIS CERTIFIES THAT
IS THE OWNER OF

FULLY PAID AND NON-ASSESSABLE COMMON SHARES, PAR VALUE $.001 PER SHARE, OF

National Medical Health Card Systems, Inc.

     transferable only on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This certificate and the shares represented hereby are issued and shall be held subject to all the provisions of the Certificate of Incorporation of the Corporation and any amendments thereto, to all of which the holder of this certificate by acceptance hereof assents. This certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

 SECRETARY                                                            PRESIDENT

                   National Medical Health Card Systems, Inc.
                                 Corporate Seal
                                      2001
                                    Delaware



                                                   COUNTERSIGNED AND REGISTERED:
                                      CONTINENTAL STOCK TRANSFER & TRUST COMPANY
                                 (Jersey City, NJ)          TRANSFER AGENT
                                                             AND REGISTRAR

                                                           BY
                                                             AUTHORIZED OFFICER

     The Corporation will furnish to any shareholder, upon request and without charge, a full statement of the designation, relative rights, preferences, and limitations of the shares of each class of stock of the Corporation authorized to be issued and the designation, relative rights, preferences, and limitations of each series of Preferred Shares so far as they have been fixed by the Board of Directors of the Corporation pursuant to authority heretofore granted to it.

     The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:


TEN COM -as tenants in common              UNIF GIFT MIN ACT- __________ Custodian _________
TEN ENT -as tenants by the entireties                          (Cust)                (Minor)
JT TEN - as joint tenants with right of
          survivorship and not as tenants               under Uniform Gifts to Minors
           in common                                      Act _________________
                                                                     (State)



Additional abbreviations may also be used though not in the above list.

For value received, ____________________________ hereby sell, assign and transfer unto
 PLEASE INSERT SOCIAL SECURITY OR OTHER
 IDENTIFYING NUMBER OF ASSIGNEE

_____________________________________________________________________________
(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)
_____________________________________________________________________________
_______________________________________________________________ shares of the capital stock represented by the within Certificate, and do hereby irrevocably constitute and appoint _____________________________________________________________________Attorney
to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises.

Dated:
                               ________________________________________________
                        NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND
                                WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTER-ATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.


Signature(s) Guaranteed:


_______________________________________
THE SIGNATURE(S) SHOULD BE GUARANTEED BY
AN ELIGIBLE GUARANTOR INSTITUTION (BANKS,
STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS
AND CREDIT UNIONS WITH MEMBERSHIP IN AN
APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM),
PURSUANT TO S.E.C. RULE 17Ad-15.